UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 13, 2015

Pendrell Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	001-33008	98-0221142
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2300 Carillon Point, Kirkland, Washington		98033
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(425) 278-7100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

5.02(b) Departure of Directors or Certain Officers

Effective February 16, 2015, R. Gerard Salemme will complete his service as Executive Vice President and Chief Strategy Officer of Pendrell Corporation (the "Company"). On that date, Mr. Salemme will become a non-employee consultant to the Company. He will also continue to serve as a member of the Company’s Board of Directors.

5.02(e) Compensatory Arrangements of Certain Officers

The Company and Mr. Salemme entered into a retention agreement (the "Retention Agreement") that describes the terms of Mr. Salemme’s employment termination and his consulting relationship. The Retention Agreement replaces and supersedes Mr. Salemme’s Amended and Restated Employment Letter Agreement dated July 1, 2011, as supplemented by addenda dated August 25, 2014 and January 1, 2015 (collectively, the "Employment Agreement"). Under the Retention Agreement, Mr. Salemme will identify and assess business opportunities and provide strategic advice for the Company, for which he will: (i) be paid a monthly consulting fee of $20,000, (ii) receive a lump sum payment of $455,000 as consideration for relinquishment of any termination benefits contemplated by the Employment Agreement, (iii) retain and continue to vest in his outstanding equity awards through the first anniversary of the termination of the Retention Agreement, and (iv) receive an additional future lump sum payment of $455,000 if the Company terminates the Retention Agreement without Cause (as defined in the Retention Agreement), or if Mr. Salemme terminates the Retention Agreement for Good Reason (as defined in the Retention Agreement).

The Retention Agreement will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pendrell Corporation

February 13, 2015	By:	/s/ Timothy M. Dozois

Name: Timothy M. Dozois
Title: Corporate Counsel and Corporate Secretary